Exhibit 99.2

FOR IMMEDIATE RELEASE
Wednesday, September 29, 2004
7:30 A.M. CDT

BELO UPDATES INVESTMENT COMMUNITY
ON OPERATING STRATEGY

     DALLAS — Belo Corp. (NYSE: BLC) announced today that the Company’s management has completed a review of Belo’s operating strategy. The review concludes that Belo can best continue to build significant shareholder value by focusing on a few key priorities and initiatives. Particular emphasis will be placed on the operating units in Belo’s largest markets, as well as other markets where the Company has strong competitive positions.

     Robert W. Decherd, Belo’s chairman, president and Chief Executive Officer, said, “We are committing to an enterprise-wide management philosophy that we believe is essential to succeeding in the competitive world that has evolved. By doing this well, Belo can gain important advantages in various business circumstances.”

     Belo will allocate at least $10 million from various expense categories to enable the key drivers of Belo’s revenues and EBITDA to establish and maintain a greater marketing presence in their respective markets. Changes include:

•	By discontinuing the Belo/Time Warner Cable local cable news partnerships in Houston, San Antonio and Charlotte (as previously announced), the Company will eliminate approximately $10 million in annual losses, net of tax considerations, related to Belo’s share of the partnerships.

•	Belo management is assessing how to operate Texas Cable News (“TXCN”) given the Company’s inability to obtain analog carriage on Time Warner’s cable systems in Houston, San Antonio and Austin, or any carriage at all from certain other cable systems operating in Texas, notably Cox Communications. The Company’s choices regarding TXCN could mitigate or eliminate another $1.7 million in annual losses.

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Belo Updates Investment Community on Operating Strategy
September 29, 2004
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•	Belo’s workforce will be reduced by approximately 250 positions by November 1, with the majority coming from The Dallas Morning News. Belo’s total revenue from all sources in the Dallas/Fort Worth market has been essentially flat since 2001, making changes in the expense structures of The Morning News and WFAA-TV, Belo’s ABC affiliate in the Dallas/Fort Worth market, necessary.

•	Belo Marketing Solutions will be consolidated into the Company’s legacy businesses in Dallas/Fort Worth, Seattle/Tacoma and Phoenix, applying these sales and marketing resources in ways that should generate even greater revenue at less cost.

•	The Company will wind down Belo Expo, which as a separate entity does not have significant impact on revenues and EBITDA; some of the established events that are a part of Belo Expo will be continued.

       The Company also noted the following:

•	Between now and year-end, management will review Belo Interactive’s operating structure now that Belo Interactive has successfully completed its path to profitability and in light of changes in audience patterns, technology and the competitive environment.

•	The dual goals of strengthening the balance sheet and repurchasing shares will be carefully calibrated. The Company’s free cash flow will be used to strengthen the balance sheet and, from time to time, repurchase Belo shares — particularly when Belo stock appears to be significantly undervalued.

•	The Company will continue to pursue the purchase of an additional television station in markets where the Company already has a presence, and similar local market opportunities as they arise, provided that such investments can be made at sensible prices. The Company sees no value today in a large acquisition that would create greater scale but requires a significant premium for the assets acquired.

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Belo Updates Investment Community on Operating Strategy
September 29, 2004
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•	The major capital needs of the Company, as described at the Mid-Year Media Review in June, can be accommodated with annual spending not exceeding about $120 million per year in any of the next five years. The Company will provide more detail for investors and analysts about these major capital and facilities projects at the December media conferences. For 2004, capital spending will be approximately $85-90 million, in line with expectations.

•	A review of the Company’s executive compensation plans, particularly their bonus structures, is being conducted to ensure that the Company continues to maximize performance and that appropriate incentives are in place to retain Belo’s most talented executives.

     Regarding Belo’s financial results for the third quarter of 2004, Decherd said, “We are very close to the end of the third quarter and, while we are not yet able to provide specific amounts for the various one-time charges related to items described today, we expect Belo’s third quarter earnings per share to be within the current range of analysts’ estimates, absent these one-time charges. Given the benefit of Olympics and political revenue, August was the strongest revenue month in the third quarter for Belo’s Television Group, while September will be the strongest revenue month within the quarter for the Newspaper Group, including The Dallas Morning News.”

     Decherd continued, “2005 will be a challenging year for most newspaper and local television companies. For Belo, in addition to the effects of the circulation overstatement on revenues and expenses at The Dallas Morning News that we’ve noted previously, the Super Bowl will be on FOX rather than one of the three networks where our affiliations are concentrated; there will be no Olympics revenue or significant political revenue; we will experience a modest reduction in network compensation; and, the overall U.S. economy may continue to perform unevenly.

However, I believe that the strategy focus described today prepares our Company not only for a year like 2005, but for more robust growth in years beyond. We have reason to believe, and every confidence, that Belo’s revenue growth can consistently exceed that of our industry sectors, and that

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Belo Updates Investment Community on Operating Strategy September 29, 2004 Page Four

the Company’s operating leverage can be maintained at the enhanced levels resulting from the initiatives outlined.”

     A conference call to discuss the Company’s updated operating strategy, as well as the completed investigation of circulation matters at The Dallas Morning News, which was addressed in a separate release issued today, will be held for the investment community at 9 a.m. CDT today. The conference call will be simultaneously Webcast on the Company’s Web site (http://www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-877-777-1967. A replay line will be open from 4:00 p.m. CDT on September 29, 2004, until 11:59 p.m. CDT on October 6, 2004. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 748057.

     A conference call for media will be held at 1 p.m. CDT today. The conference call will be simultaneously Webcast on the Company’s Web site (http://www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the question and answer conference lines, dial 1-877-209-9920. A replay line will be open from 4:00 p.m. CDT on September 29, 2004, until 11:59 p.m. CDT on October 6, 2004. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 748072.

     For more information, contact Carey Hendrickson, vice president/Investor Relations, at 214-977-6626. Additional information, including earnings releases, is available online at www.belo.com.

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and

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information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products.

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; the current audit by the Audit Bureau of Circulations of The Dallas Morning News’ circulation; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K.